Exhibit 10.2

Allstate.

You’re in good hands.

September 29, 2009

Matthew E. Winter

9 Farnham Park
Drive Houston, TX
77024

Dear Matt:

We are excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend to you an offer to join Allstate as President, Allstate Financial. The terms and conditions of this offer are briefly outlined below and are contingent upon the successful completion of your background check. We are pleased to offer you an excellent compensation and benefits package, the most important elements of which are outlined below.

Base Salary

Your annualized base salary will be $600,000 ($50,000 per month) and will be paid bi-weekly. Subsequent increases in base salary, generally awarded on an annual basis, will be dependent on your performance and the performance of the company.

Annual Incentive Compensation

In addition to your base salary, you will be eligible to receive incentive compensation under our annual incentive program. In this program, you will be eligible for an annual cash incentive award targeted at 125% of your base salary. Individual incentive awards are designed to reward results for corporate and personal performance. For 2009, your incentive award will be guaranteed at the target award amount pro-rated based on your hire date and payable in cash by March 15, 2010.

Additionally, subject to the terms and conditions of The Allstate Corporation 2009 Equity Incentive Plan, you will be eligible for annual awards of equity equal to 350% of your base salary. A 350% award value is guaranteed for your 2010 grant subject to the approval of the Compensation & Succession Committee in February 2010. Historically, equity has been granted in the form of stock options and restricted stock units. Using a valuation formula, options are generally awarded annually at the fair market value of the common stock on the date of grant with the approval of the Board. The options generally have a ten year term and vest in equal installments over a four year period starting on the first anniversary date. The restricted stock units, which are based on market value at the time of grant, generally convert in one installment four years from the grant date and pay dividend equivalents in cash. Management is provided with the opportunity to apply discretion to the annual award amount.

Signing Bonus - Cash

You will be eligible to receive a one-time signing bonus of $700,000, less applicable withholdings, payable on the pay period closest to 30 days after your date of hire. In the event that you voluntarily terminate your employment with Allstate within 24 months of your date of hire, you agree to reimburse Allstate within 30 days of the date of your termination, the entire $700,000 cash signing bonus. Allstate may take such actions as are necessary to collect such amounts, including but not limited to retaining any amounts otherwise payable to you at the time of your termination, to the extent permitted by applicable law.

Allstate Insurance Company

2775 Sanders Road, Northbrook, IL 60062 847-402-0683 mprea@allstate.com

Matt Winter Offer Letter

September 29, 2009

Confidential

Signing Bonus - Equity

In connection with your hire, you will receive a one time equity signing bonus equal to $500,000 to be granted 65% in stock options and 35% in restricted stock units. The stock options and the restricted stock units will be granted to you on the first business day of the month following your date of hire. The stock options have a ten-year term and vest in four equal installments starting on the first anniversary of the date of grant. The option exercise price will be the closing price of a share of Allstate stock on the date of grant. The restricted stock units convert in one installment four years from the grant date and pay dividend equivalents in cash.

Relocation Assistance

You will be eligible for a relocation package if you are employed with Allstate through January 1, 2011. A lump sum payment to cover such items as travel, lodging and meals for home finding, temporary living, and return trips, as well as a relocation allowance to help with some of the expenses not covered under the relocation policy will be paid no later than March 15, 2012. You will be eligible for other relocation assistance including certain benefits related to home sale assistance, finding and purchasing a home in the Chicago area, and the packing and moving of your household goods, pursuant to the term of the policy then in effect. An Allstate relocation representative will contact you to provide complete details on the relocation benefits available to you and who will provide relocation assistance. During the period you are maintaining your home in Texas, you will be responsible for any expenses associated with your living arrangements in Northbrook and your commute to and from Texas.

Vacation and Holidays

Allstate provides a Paid Time Off (PTO) bank to employees. Starting in 2010, you will be eligible for up to 25 days of PTO on an annual basis. The PTO bank can be used for vacation, personal matters, family illness and illness not covered by the short term disability (STD) plan and is intended to provide you with additional flexibility in planning your professional and personal life. In addition to PTO days, you will receive Company holidays and miscellaneous time off for events such as a funerals and jury duty. For 2009, your PTO bank of 19 days will be pro-rated based upon your date of hire.

Employee Benefits

You will have the opportunity to participate, subject to the express terms and conditions of the respective plans, in a comprehensive package of benefit plans. The following are offered: Medical, Dental, Vision, Employee Life Insurance, Dependent Life Insurance, Accidental Death and Dismemberment (AD&D) Insurance, Long Term Disability (LTD) Insurance, Health Care Flexible Spending Account, Dependent Care Flexible Spending Account, Buying PTO Days, Group Critical Illness, and a Group Legal Plan. You are eligible to participate in the medical plan on your first day of employment if you enroll for coverage on a timely basis. Coverage under the medical plan is not subject to pre-existing conditions limitations.

As a Senior Management Team member, you will be entitled to an annual car allowance of $13,560 ($1,130 per month). Additionally, other perquisites you are entitled to will include financial planning services of up to $10,000 per year, personal tax preparation services and executive physicals through the Allstate Executive Health Management program. Change-incontrol benefits are provided pursuant to an agreement to be presented to you upon hire.

You will also have the opportunity to participate in the Allstate Retirement Plan and the Allstate

401(k) Savings Plan subject to the Plans’ terms and conditions. The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at your retirement based on compensation and years of service with Allstate under a cash balance formula. The Allstate 401(k) Savings Plan allows eligible employees to make pre- and after-tax deposits to their 401 (k) savings accounts. Participants may be eligible for a Company contribution on pre-tax deposits of up to 5% of eligible compensation, based on a two-tiered formula. The minimum amount the Company will contribute annually is 50 cents for each dollar on the first three percent of eligible pre-tax compensation contributed and 25 cents on the dollar on the next two percent of eligible pre-tax compensation contributed. All Company contributions are made in the form of Allstate stock and vest at the end of three years following your date of hire.

A complete benefits package will be sent to you for your review. Additionally, you can visit our career website at www.allstate.iobs. All of our compensation and benefit programs are subject to future modifications as appropriate to help us continue to be competitive in the marketplace.

Matt, we know you will make a critical contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success and share in the rewards.

We are delighted to extend this offer to you, and we look forward to a favorable reply. To confirm your acceptance of this offer of employment with Allstate subject to its policies, please sign and date this letter and return it via fax to Suzanne Sinclair at (847) 326-7639.

Sincerely,

Tom Wilson

ACCEPTED AND AGREED:

Name:	Matthew E. Winter

Signature:	/s/ Matthew E. Winter

Date:	October 2, 2009

Name:	Suzanne Sinclair

Signature:	/s/ Suzanne Sinclair, Director

Date:	September 29, 2009